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                                                          EXHIBIT 5

McDATA Corporation
310 Interlocken Parkway
Broomfield, Colorado 80021

Thomas O. McGimpsey
Vice President and General Counsel


                                 August 8, 2000



Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, filed by McDATA Corporation a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about August 8, 2000. The Registration Statement covers 15,116,212 shares of Class B Common Stock of the Company, $.01 par value per share (the "Shares"), which may be issued from time to time in connection with the Company's 1997 Stock Option Plan (the "Plan").

I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plan will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /S/ THOMAS O. MCGIMPSEY
                                            -----------------------
                                            Thomas O. McGimpsey